Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Annual Revenue 31% Over Prior Year

Company Announces Strategy to Invest in New Product Development

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – February 17, 2005 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced its fourth quarter and year-end results today. Revenue increased to $3.5 million for the fourth quarter of 2004 and to $13.1 million for the year ending December 31, 2004. Net loss decreased to $1.6 million for the fourth quarter of 2004 and to $3.9 million for the year ending December 31, 2004. During the year the Company published approximately 642,000 new opportunities, up from 554,000 in 2003.

“2004 was a year focused on operations and expanding our strategic plan,” stated Mike Pickett, Onvia’s CEO and Chairman. “We continued to preserve capital, grow revenue and control costs, while building a higher valued customer base with improved retention rates. We also believe that our reconstituted Board of Directors provides us with greater financial oversight and enhanced expertise within our business focus.”

2004 Financial Results

Revenue

•	Revenue for the quarter and year ended December 31, 2004 was $3.5 million and $13.1 million, respectively, compared to $2.8 million and $10.0 million during the same periods of 2003, an increase of 26% and 31%, respectively. Onvia earns revenue from its subscription-based, public-sector lead notification service and enterprise sales program.

Net Loss

•	Net loss decreased to $1.6 million and $3.9 million for the quarter and year ended December 31, 2004, respectively, compared to $2.7 million and $7.9 million during the same periods of 2003, a decrease of 42% and 51%, respectively.

Loss Per Share

•	On a per share basis, the Company reported a net loss of $0.21 and $0.50 for the quarter and year ended December 31, 2004, respectively, compared to a net loss of $0.36 and $1.03 for the same periods in 2003. The Company had approximately 7.8 million shares outstanding as of December 31, 2004.

-MORE-

Page 2 of 4 - Onvia Announces Fourth Quarter and Year End Results

Cash Flow

•	The Company finished 2004 with $28.0 million in cash and investments compared to $32.4 million in 2003. Cash used in operations during 2004 was $4.1 million, including net idle lease payments of $2.5 million.

Onvia has 52,000 square feet of office space available for sublease. Real estate leasing activities in Seattle are still slow. Due to the prevailing market conditions, management believes that subleasing our available space will take longer than previously estimated. Onvia has recorded an additional loss accrual of approximately $900,000, which assumes we will have all our idle space subleased during 2006. The idle lease accrual was approximately $7.5 million as of December 31, 2004.

Onvia’s Strategy

Onvia has aggregated a comprehensive database of tactical, hard-to-find intelligent business opportunities which are focused on the largest, non-defense industry verticals. The breadth of the data allows for multiple products and pricing structures from the same content, to appeal to both large and small businesses. Onvia maintains its low cost structure through the use of sophisticated data collection techniques and technology.

“We continue to have success growing our business in bid notification, a solid entry level product,” stated Mr. Pickett. “On top of our solid base, we have decided to invest in new business information products that expand our platform in both content and tools. We made this decision after careful consideration and market research. These new products are expected to roll out in the second half of 2005.”

Mr. Pickett continued, “While we believe we could have reached profitability in mid 2005 with our existing products and infrastructure, the Board has committed to a fiscally prudent plan that calls for $5.0 million of incremental spending in 2005 on our new information business product strategy.”

2004 Operating Metrics

In 2004, Onvia distributed approximately 642,000 public sector opportunities, an increase of 16% over the prior year. Onvia’s cost of data acquisition is kept low through the efficient use of technology and the data contributions of its government agency partners.

In 2004, Onvia developed important strategic partnerships with 78 new government agencies up from 49 new agencies signed in 2003. Government agencies use Onvia’s DemandStar procurement solution to publish their procurement opportunities. New agencies signed in 2004 include the City of Berkeley, CA, the City of Fort Worth, TX, and the Tampa Port Authority, FL.

-MORE-

Page 3 of 4 - Onvia Announces Fourth Quarter and Year End Results

The number of Onvia’s subscribers and enterprise licensees increased 5% to 25,800 as of December 31, 2004, compared to the prior year. As of the fourth quarter, high value subscribers and enterprise licensees comprised approximately 71% of total users, compared to 62% in the fourth quarter of 2003. The average annual subscription price increased to $744 in the fourth quarter of 2004, a 23% increase compared to the same quarter last year.

A conference call hosted by Onvia’s management will be held today, Thursday, February 17, 2005 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will remain available on the Company’s website starting two hours after the conference call through midnight, February 25, 2005. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 470 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia, Inc. - 1260 Mercer Street, Seattle, WA 98109. Tel - 206/282-5170, fax - 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, profitability, subscriber information, premium data products, government agency participation, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements.

-MORE-

Page 4 of 4 - Onvia Announces Fourth Quarter and Year End Results

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to identify and increase premium subscribers and enterprise licensees; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new product offerings and lower adoption rates of our premium data products; Onvia’s loss of standard subscribers; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia’s inability to meet our projected renewal rates; dissatisfaction by new agencies and suppliers with Onvia’s provision of products and services; Onvia’s inability to handle the increased bid flow on its online network caused by the enhanced product offerings; and failure to sublease the idle office space.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2003, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2004, and Onvia’s Proxy Statement filed with the SEC on May 13, 2004.

# # #